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                                                                      EXHIBIT 11

                            ReliaStar Financial Corp.
                        Computation of Per Share Earnings
                     (in millions, except per share amounts)


                                                      Three Months
                                                     Ended March 31
                                                   ------------------
                                                   2000         1999
                                                   -----        -----

NUMERATOR - BASIC AND DILUTED

Net Income                                         $74.1        $64.4
                                                   =====        =====

DENOMINATOR

Weighted Average Common Shares Outstanding
  During the Period (Basic)                         89.3         88.8
Dilutive Effect of Stock Options                      .8          1.2
Other                                                 .1           .1
                                                   -----        -----
   Weighted Average Common Shares During the
     Period (Diluted)                               90.2         90.1
                                                   =====        =====


NET INCOME PER COMMON SHARE
Basic                                              $ .83        $ .73
                                                   =====        =====


Diluted                                            $ .82        $ .71
                                                   =====        =====